Exhibit 10.1

Siebel Systems, Inc.
Performance Stock Plan

Purpose:

The terms of the Performance Stock Plan (the "Plan") have been established to attract, motivate and retain the Company's directors, executive officers and select other Company employees. Under the Plan, the Company's directors, executive officers and other Company employees may be granted restricted stock or restricted stock units under the Company's 1996 Equity Incentive Plan and 1998 Equity Incentive Plan, each as amended.

Terms of Performance Stock:

The number of shares of the Company's common stock covered by the grant will be determined for each participant by the Compensation Committee based on several factors, including recommendations from management, consideration of industry standards, and the role and performance of each participant.

The shares covered by the grant will vest on the fourth anniversary of the grant date; provided however, that the vesting of up to all of the shares covered by the grant may accelerate, as described below.

The vesting of the shares covered by the grant will accelerate if the Company achieves certain objective financial performance goals set by management and approved by the Compensation Committee, as follows:
Company Objective	End of Year of Grant	End of Year Following Grant	Fourth Anniversary of Grant Date
Revenue-Based	Vesting on up to 25% of the shares accelerate based on year of grant revenue objectives*	Vesting on up to an additional 25% of the shares accelerate based on year following grant revenue objectives*	100% of the remaining shares vest
Operating Margin-Based	Vesting on up to 25% of the shares accelerate based on year of grant operating margin objectives*	Vesting on up to an additional 25% of the shares accelerate based on year following grant operating margin objectives*

* The vesting on up to 25% of the total shares will be accelerated if the applicable company objective is met or exceeded. If actual company performance is less than the applicable company objective but above a minimum threshold, then 18.75% of total shares will be accelerated. If actual company performance is below a minimum threshold, then no shares will be accelerated for such objective. Half of any shares that are accelerated will vest on January 31 of the year in which the Board of Directors or Compensation Committee determines that an objective has been met. The remaining half will vest on January 31 of the following year.

The Company's Board of Directors and Compensation Committee reserve the right to modify the goals at any time.